Exhibit 99.1


                     Daisytek Names Dale A. Booth
            Interim President and Chief Executive Officer


    ALLEN, Texas--(BUSINESS WIRE)--May 5, 2003--The Board of Directors of Daisytek International Corporation (Nasdaq:DZTK) has accepted the resignations of two Daisytek senior executives. James R. Powell stepped down as President and Chief Executive Officer, a position he had held since early 2000. Powell ceded his position on the Board of Directors as well. Ralph Mitchell, Executive Vice President and Chief Financial Officer, resigned for personal reasons.
    Dale A. Booth, who had been serving as Executive Vice President and Chief Operations Officer, was named Interim President and Chief Executive Officer. Booth is expected to name a new Chief Financial Officer within days.
    In addition, John D. (Jack) Kearney, previously Executive Vice President and Acting Chief Financial Officer, has accepted the newly created role of Executive Vice President and Chief Restructuring Officer, reporting to the Daisytek Board of Directors.
    "Although Daisytek faces significant financial and operational challenges, I am fortunate to be supported by great depth and breadth of experience in key leadership positions, and we are determined to take the steps necessary to achieve success," Booth stated.
    Booth has been a member of Daisytek's Board of Directors since 2000 and remained on the Board as an inside Director after joining the executive team in March of this year. Prior to joining Daisytek, he was Chairman and CEO of EngineX Networks and also spent 14 years with Fujitsu Network Communications in progressively responsible positions.
    Continuing in their Business Unit leadership roles are Bruce Robinson, President, ISA plc; Peter Wharf, President, International and George Babyak, President, US Subsidiaries.
    On Apr. 28, 2003, Daisytek announced that the company expected a significant loss for the fourth quarter of FY2003 and stated that financing options and reorganization alternatives were being evaluated, including the possibility of voluntary Chapter 11 filing under the U.S. Bankruptcy Code for one or more of the company's U.S. subsidiaries.
    Reductions in force are occurring in Daisytek's corporate headquarters in Allen, Texas as well as in distribution facilities located in Memphis, Tenn., Bakersfield, Calif., and Albany, NY. The company expects to release additional details as soon as possible.
    "We are working closely with our lenders, advisors and other interested parties around the world to ensure that we identify and explore every viable source of additional capital for the company," Booth continued. "Daisytek executives have taken voluntary compensation reductions and we continue to aggressively pursue other cost-savings plans that have been put into place."

    About Daisytek

    Daisytek is a global distributor of computer supplies, office products and accessories and professional tape media. Daisytek sells its products and services in North America, South America, Europe and Australia. Daisytek is a registered trademark of Daisytek, Incorporated. All rights reserved.



    CONTACT: Daisytek International
             Barbara Benson, 972-881-4700
             bbenson@daisytek.com
                 or
             Ketchum
             Teresa Henderson, 214-259-3449/214-668-6229
             teresa.henderson@ketchum.com